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                                                                    EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Warren Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 33-27899, 33-47899, 33-94104 and 33-71240) on Form S-8 of Warren Bancorp,
Inc. or our report dated January 23, 1997, relating to the consolidated balance sheets of Warren Bancorp, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two year period ended December 31, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of Warren Bancorp, Inc.



                                                          KPMG Peat Marwick LLP

Boston Massachusetts
March 26, 1998